EXHIBIT 23A

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Bassett Furniture Industries, Incorporated of our report dated January 25, 2005, included in the 2004 Annual Report to Shareholders of Bassett Furniture Industries, Incorporated.

Our audits also included the financial statement schedule of Bassett Furniture Industries, Incorporated listed in Item 15(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based upon our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-52405, Form S-8 No. 33-52407, Form S-8 No. 333-60327, and Form S-8 No. 333-43188) of our report dated January 25, 2005, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Bassett Furniture Industries, Incorporated.

/s/ Ernst & Young LLP

Greensboro, North Carolina

January 25, 2005